Exhibit 5.1

OLSHAN FROME WOLOSKY LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019

September 28, 2023

IGC Pharma, Inc.
10224 Falls Road
Potomac, Maryland 20854

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 10,000,000 shares of Common Stock, par value $0.0001 per share (the “Shares”), of IGC Pharma, Inc., a Maryland corporation (the “Company”), issuable pursuant to the Share Purchase Agreement, date June 30, 2023, between the Company and the investors party thereto (the “Purchase Agreement”).  The Shares are being registered on behalf of the selling stockholders of the Company.

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Articles of Incorporation and By-laws of the Company, each as amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth. This opinion is subject to the assumption that the required shareholder approval to amend the Company’s Articles of Incorporation to increase the authorized number of Shares will be obtained prior to the effective date of this Registration Statement.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares issued in accordance with the terms of the Share Purchase Agreement are validly issued, fully paid, and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinion set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP
OLSHAN FROME WOLOSKY LLP